Exhibit 10.3

Spherion Corporation

Corporate Executives

Management Variable Pay Plan

2009 Variable Pay Plan

For Plan Year: Fiscal 2009

2009 Corporate Executives
Revision Date - 1/1/09	©Copyright 2009, Spherion Corporation

Introduction

The following Variable Pay Plan (the “Plan”) is designed to reward Plan Eligible Associates for achievement of specific goals as well as to provide an incentive to retain talent and encourage future performance with Spherion.  This Plan has been established to align your individual success with that of Spherion.

Your dedication and commitment to the Company is greatly appreciated.  Thank you for your continued support now and in the future.

Effective Date/Plan Year

This Plan is in effect beginning December 29, 2008 through December 27, 2009 (the “Plan Year”).  This Plan supersedes any prior plans as of the date it becomes effective.  This Plan may be extended beyond the Plan Year at the sole discretion of Spherion.

Eligibility

Eligibility to participate in this Plan is within Spherion’s sole discretion, but in general is based on an Associate’s position.  For purposes of this Plan, the term Plan Eligible Associate means an Associate who Spherion determines is eligible to participate in this Plan.

Eligibility begins on the first day of the accounting quarter after an Associate begins employment as a Plan Eligible Associate and terminates immediately when an Associate’s employment as a Plan Eligible Associate ends.

Quarter	First Day of Quarter	Last Day of Quarter	Start/Transfer Date Must be on or Before to be Eligible	Bonus Payment Date
Q1, 2009	12/29/08	03/29/09	12/28/08
Q2, 2009	03/30/09	06/28/09	03/29/09
Q3, 2009	06/29/09	09/27/09	06/28/09
Q4, 2009	09/28/09	12/27/09	09/27/09	02/26/10

A plan acknowledgement stating that a Plan Eligible Associate has received his/her plan document and agrees to the terms and conditions contained within the plan document is a requirement to be eligible to participate in this Plan.

Change of Positions/Leave of Absence/ Other types of Pro-rated Compensation

In order to be eligible for or earn any compensation under this Plan, a Plan Eligible Associate must remain employed by Spherion in some capacity through the last date of the Variable Pay Period.  If the Plan Eligible Associate does not meet this condition, he/she will not earn any compensation under this Plan (see the Variable Pay Period/Payment section below).  If a Plan Eligible Associate meets this condition, but was actively employed as a Plan Eligible Associate for only a part of the Variable Pay Period, his/her compensation under this Plan will be pro-rated based on the number of full weeks he/she was actively employed as a Plan Eligible Associate.  Some examples include:

1.               Leave of Absence - LOA

2.               Change in Work Classification Status (full-time vs. part-time)

3.               Position Changes resulting in Incentive Plan &/or Salary Changes

4.               P&L Roll Up Structure Changes (with no position change)

For a detailed explanation of the administrative policies on how these and other types of Personnel Changes affect the Plan Eligible Associate’s compensation, please refer to the Pro-Ration Guidelines.

Components

A Plan Eligible Associate has a Variable Pay Opportunity which is determined as a percentage (%) of his/her base salary.

The Variable Pay Opportunity is made up of two components: (1) Company Adjusted Earnings per Share (EPS) and (2) Individual & Operational Goal Measurement.  The specifics of these components are described in more detail below.

To the extent permitted by the law, Spherion shall have the right to withhold, deduct, and/or set off any and all amounts for bad debts (including write-offs), re-bills, credits, or other adjustments from the payment calculations.

1.              Company Adjusted Earnings per Share (EPS).  80% of the Variable Pay Opportunity is based on the Company attaining the adjusted EPS from continuing operations Target for fiscal year 2009.  In order for a Plan Eligible Associate to earn any compensation under this adjusted EPS component, the Company must attain a minimum threshold adjusted EPS amount from continuing operations as represented in the scale below.  The adjusted EPS component will not be earned if 2009 adjusted EPS from continuing operations is less than the threshold.  If the adjusted EPS threshold is reached, the component payout will be precisely interpolated between Goal Levels as reflected in the chart below:

Spherion Adjusted Earnings Per Share

(80% of Variable Pay Opportunity)

Goal Level	Adj. EPS from continuing operations	% of EPS Component Awarded
Success	$0.50	200%
Achievement	$0.36	150%
Target	$0.24	100%
Below Target	$0.11	50%
Threshold	$0.04	10%
Below Threshold	<$0.04	0%

The adjusted EPS goal levels are set at the beginning of the year, but are subject to change at the sole discretion of the Company.  Any change to the adjusted EPS goal levels will be communicated to the Plan Eligible Associates.

Payout of this component will be capped at 200% of the adjusted EPS Component Awarded; provided however, in the event that Company adjusted EPS exceeds a 200% payout, the Compensation Committee, in its sole discretion, upon recommendation by the CEO may create and distribute a pool of additional payout dollars as it deems appropriate.

2.              Individual & Operational Goal Measurement.   20% of the Variable Pay Opportunity is based on the attainment of one or more categories of the Individual and Operational Goals.

The three main categories of Individual and Operational goals are as follows:

•                  Sales Excellence CUE Scorecard

•                  Key Employee Voluntary Turnover Ratio

•                  Core Value Partnering

Individual goals and performance measures are assigned to each operational goal.  If the assigned category goal is reached, the component payout will be precisely interpolated between Goal Levels as reflected in the chart below:

	Operational Goal Measurement
Goal Level	Sales Excellence CUE Scorecard	“Key” Employee Vol. Turnover	Core Value Partnering	Percentage of Component
Achievement	4.78	14.3%	6.10	200%
Target	4.35	20.8%	4.54	100%
Threshold	3.97	24.0%	4.00	50%
Below Threshold	3.96	24.1%	3.99	0%

Variable Pay Period/ Payment

The “Variable Pay Period” is the Plan Year.  Compensation under this Plan is based on annual results and is therefore earned on an annual basis.  A Plan Eligible Associate must be employed by Spherion through the last date of the Variable Pay Period to be eligible for or earn any compensation under this Plan (see Termination of Employment section below).  Any compensation earned under this Plan will be paid within 45 business days after the close of the accounting year.

Termination of Employment

Eligibility to participate in or receive any compensation under this Plan ceases immediately upon termination of employment with Spherion regardless of whether such termination of employment is due to resignation, termination without cause, termination for cause, or otherwise.

A Plan Eligible Associate, whose employment with Spherion terminates prior to the end of the Variable Pay Period, will not be eligible for or be considered to have earned compensation under this Plan in whole or in part.

In addition, any Plan Eligible Associate who resigns his/her employment or who is terminated for cause after the end of the Variable Pay Period but before Spherion pays the actual compensation awarded  under this Plan will not be considered to have met the eligibility requirements of the Plan.  The final eligibility requirement of the Plan is for the otherwise eligible associate to remain employed with the Spherion between the end of the Variable Pay Period and the payout date unless the otherwise Plan Eligible Associate is terminated by Spherion without cause. If the otherwise Plan Eligible Associate is terminated by Spherion without cause after the Variable Pay Period but before Spherion pays the compensation, the Plan Eligible Associate will be considered to have met the necessary requirements for compensation under this Plan.

The eligibility requirements described in this Plan are void to the extent that they conflict with state or local law.

Bonus Cap

A Plan Eligible Associate may not earn more than 200% of the Plan Eligible Associate’s opportunity for the Plan Year under this Plan.

Disputes

If there is a dispute related to this Plan, including, but not limited to, a dispute over eligibility or award, it will be resolved by the Compensation Committee or its designee, whose decision shall be final.

At-Will Employment

The only matter this Plan is intended to address is variable pay compensation.  Nothing in this Plan shall alter or be construed as to alter the at-will employment status of any Plan Eligible Associate.  The Plan Eligible Associate’s employment is at-will and may be terminated by either party at any time, with or without cause.

Amendments, Exceptions or Termination of the Plan

The Compensation Committee or its designee will administer this Plan and have the power to implement, operate, and interpret this Plan and to take such action as it deems equitable and consistent with the purpose of this Plan in particular circumstances.  No exception or modification to this Plan will be valid unless it has been approved in writing by the Compensation Committee or its designee.

The Company reserves the right to change, modify, alter, amend, or cancel this Plan at any time, with or without notice and with or without consideration.

Acknowledgement

We hereby acknowledge receipt and agree with the foregoing variable pay plan for FY 2009 (the “Plan”), which is in effect from December 29, 2008, through December 27, 2009.  Except as otherwise stated in the Plan, the Plan supersedes and replaces all other variable pay plans that previously applied to your current position with Spherion.

We also understand that any exception or modification to the Plan must be approved in writing by the Chief Human Resources Officer and/or his or her designee and the President of the Business Group of Spherion Corporation.

On Behalf of Spherion

/s/ John Heins	01/01/09
John Heins, SVP Chief Human Resources Officer	Date

On Behalf of Employee

Via Electronic signature/acceptance
Date